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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported):
                       January 7, 2002 (December 21, 2001)



                              Dean Holding Company
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        Delaware                  1-08262                75-2932967
        --------                  -------                ----------

    (STATE OR OTHER           (COMMISSION FILE          (IRS EMPLOYER
    JURISDICTION OF                NUMBER)            IDENTIFICATION NO.)
    INCORPORATION)


                     2515 McKinney Avenue, LB 30, Suite 1200
                               Dallas, Texas 75201
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (214) 303-3400

                               Dean Foods Company
                               3600 N. River Road
                          Franklin Park, Illinois 60131
         (FORMER NAME AND FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 1. CHANGES IN CONTROL OF REGISTRANT


         On December 21, 2001 Suiza Foods Corporation completed its previously reported acquisition of Dean Foods Company. As a result of this transaction, we merged with and into Suiza's wholly-owned direct subsidiary, Blackhawk Acquisition Corp., a Delaware corporation. Blackhawk survived the merger, changed its name to Dean Holding Company and, as our successor, will make periodic reports to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, including the filing of this Form 8-K. Immediately after completion of the merger, Suiza Foods Corporation changed its name to Dean Foods Company (such company is referred to in this report as the "new Dean Foods").

         As a result of the merger, each share of our common stock has been converted into 0.429 common shares of the new Dean Foods and the right to receive $21.00 in cash. The new Dean Foods funded the cash portion of the merger consideration using primarily borrowings under a new $2.7 billion credit facility provided by a syndicate of banks led by First Union National Bank, as administrative agent, Bank One, N.A., as syndication agent, First Union Securities, Inc. and Banc One Capital Markets, Inc., as co-lead arrangers and joint book runners, and Fleet National Bank, Harris Trust and Savings Bank and SunTrust Bank, as co-documentation agents. This facility provides the new Dean Foods with a revolving line of credit of up to $800 million to be used for general corporate and working capital purposes (including the financing of acquisitions and stock buybacks, subject to certain limitations contained in the credit facility documents) and two term loans in the amounts of $900 million and $1 billion, respectively. Both term loans were fully funded at closing and used (1) to fund the merger described above and various related fees and expenses, (2) to acquire Dairy Farmers of America's partnership interest in Suiza Dairy Group, L.P. (as described in Item 2 below), and (3) to refinance certain outstanding indebtedness of the new Dean Foods and its subsidiaries, including us. No funds were borrowed under the revolving credit facility. The revolving credit facility will expire, and the $900 million term loan will mature, in July 2007. The $1 billion term loan will mature in July 2008. Borrowings under the credit facility will bear interest at a rate per annum equal to one of the following rates, at the option of the new Dean Foods:

         (i) the prime rate of First Union National Bank or a weighted average of the overnight funds rate published by the Federal Reserve Bank of New York, plus 50 basis points, plus a margin that varies depending on the new Dean Foods' leverage ratio (as defined in the credit agreement) from .25% to 1.5% for the revolver and the $900 million term loan, and from 1.25% to 2.00% for the $1 billion term loan, or

         (ii) the London Interbank Offered Rate, as adjusted under a formula described in the credit agreement, plus a margin that varies depending on the new Dean Foods' leverage ratio from 1.50% to 2.75% for the revolver and the $900 million term loan, and from 2.50% to 3.25% for the $1 billion term loan.

         Interest is payable quarterly or at the end of the applicable interest period. The new Dean Foods is also required to pay a commitment fee on the unused portion of the revolver that


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         varies from 37.5 basis points to 50 basis points depending on the new
         Dean Foods' leverage ratio. Scheduled principal payments on the term loans are due quarterly beginning March 31, 2002 and continuing until June 2007 for the $900 million loan and until June 2008 for the $1 billion loan. Both term loans have a large balloon payment due at maturity.

         Outstanding borrowings under the credit facility are secured by liens on substantially all of the domestic assets of the new Dean Foods and its subsidiaries (including us), except for the real property owned by us and our subsidiaries and the capital stock of our subsidiaries. The credit agreement contains various financial and other restrictive covenants, as well as certain mandatory prepayment provisions, all of which are more specifically described in the credit agreement related to the facility. The credit agreement is contained in the new Dean Foods' Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-12755) and is amended by the First Amendment to Credit Agreement filed with new Dean Foods' Current Report on Form 8-K filed January 7, 2002.

         An additional portion of the cash consideration paid by new Dean Foods in connection with the merger was provided by funding under new Dean Foods' receivables securitization facility. The accounts receivable of certain of our subsidiaries were sold on the merger date under this facility. New Dean Foods' receivables facility bears interest at a variable rate based on the commercial paper yield, as defined in the agreement.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         Also on December 21, 2001 and immediately following completion of the merger (and name changes) described in Item 1 above, the new Dean Foods purchased Dairy Farmers of America's 33.8% stake in one of its subsidiaries, Suiza Dairy Group, L.P., for consideration consisting of:
         (1) approximately $145 million in cash, (2) a contingent promissory note in the original principal amount of $40 million, and (3) the operations of eleven plants located in nine states where we and Suiza Foods had overlapping operations. Dairy Farmers of America assigned its right to receive the eleven plants to its affiliate, National Dairy Holdings. Four of the eleven plants divested were owned by us, including our Coburg Dairy operations based in North Charleston, South Carolina, our Cream O Weber operations based in Salt Lake City, Utah, our H. Meyer Dairy operations based in Cincinnati, Ohio and our U.C. Milk ("Goldenrod") operations based in Madisonville, Kentucky. In order to accomplish these divestitures, we transferred these assets to the new Dean Foods, our sole shareholder, via dividend. Therefore, we received no consideration for the assets.

         Also in connection with the merger, we entered into a Securities Exchange Agreement with Morningstar Foods, Inc. (another wholly-owned subsidiary of the new Dean Foods) pursuant to which, on December 21, 2001, immediately after completion of the merger described in Item 1 above, we exchanged the operations of our National Refrigerated Products group for the operations of Dean SoCal, LLC (a subsidiary of the new Dean Foods' Dairy group). Dean SoCal operates two plants in Southern California and produces a full line of dairy and related products under the Swiss(R) and Adohr Farms(R) labels. Dean SoCal will be operated as a part of our Dairy group. Our former National Refrigerated Products group, which produces extended shelf-life fluid dairy products, aerosol toppings, dips, dressings, cultured products and various other dairy products, will be operated as part of the new Dean Foods' Morningstar Foods segment.


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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On January 3, 2002, we notified PricewaterhouseCoopers, LLP of our decision to dismiss PricewaterhouseCoopers as our independent auditors, effective immediately. PricewaterhouseCoopers' reports on our consolidated financial statements for the two fiscal years ended May 28, 2000 and May 27, 2001, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. The sole member of our Board of Directors recommended and approved PricewaterhouseCoopers' dismissal. During our two fiscal years ended May 27, 2001 and through the dismissal date, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. During our two fiscal years ended May 27, 2001 and through the dismissal date, there were no "Reportable Events" (hereinafter defined) requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K. As used herein, the term "Reportable Event" means any of the items listed in paragraphs
         (a)(1)(v)(A)-(D) of Item 304 Regulation S-K.

         We have requested that PricewaterhouseCoopers furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. At the time of the filing of this report we have not yet received such letter, but have requested that PricewaterhouseCoopers provide the letter as promptly as possible so that we can file the letter with the Commission within 10 business days after the filing of this report.

         On January 4, 2002, we engaged Deloitte & Touche LLP as our independent auditors. During the two fiscal years ended May 27, 2001 through January 4, 2002, neither we nor anyone on our behalf consulted Deloitte & Touche regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did Deloitte & Touche provide to us a written report or oral advice regarding such principles or audit opinion; or (2) any matter that was either the subject of a "disagreement," as such term is defined in Item 304(a)(1)(iv), or a Reportable Event.

ITEM 5. OTHER EVENTS

5.1 NEW DIRECTOR

         As a result of the merger described in Item 1 above and as required by the merger agreement, the Board of Directors of Blackhawk Acquisition Corp. prior to the completion of the merger continues as our Board of Directors after the completion of the merger. Our Board of Directors now consists of a sole director, Michelle P. Goolsby.


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5.2 NAME CHANGE

         As a result of the merger described in Item 1 above we have changed our name to

                             "Dean Holding Company",

         pursuant to a Certificate of Amendment of Certificate of Incorporation filed on December 21, 2001 with the Secretary of State of the State of Delaware. This Form 8-K has been filed under the name "Dean Holding Company" as a result of our name change.

5.3 ASSUMPTION OF NOTES

         Pursuant to certain supplemental indentures dated December 21, 2001, Dean Holding Company, as survivor of the merger described in Item 1 above, assumed the obligations of the "old" Dean Foods Company under the Indentures related to its (1) $250 million senior notes, 8.15% due 2007, (2) its $200 million senior notes, 6.625% due 2009, (3) its $150 million senior notes, 6.9% due 2017 and (4) its $100 million senior notes, 6.75% due 2005.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


         (b)      Pro Forma Financial Information

         In accordance with paragraph (b)(2) of Item 7 of Form 8-K, the pro forma financial information required in connection with the transactions described in Item 2 are not included in this initial report but will be filed not later than 60 days after the date this report must be filed.

         (c)      Exhibits

                  2.1 Agreement and Plan of Merger, dated as of April 4, 2001, among Suiza Foods Corporation, Dean Foods Company and Blackhawk Acquisition Corp. (filed as
                           Exhibit 2.1 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended February 25, 2001 and incorporated herein by reference).

                  2.2 Securities Exchange Agreement, dated December 21, 2001 between Dean Holding Company and Morningstar Foods, Inc.

                 99.1      Press Release dated as of December 21, 2001.

ITEM 8. CHANGE IN FISCAL YEAR.

         On December 21, 2001, we decided to change our fiscal year, effective immediately. Therefore, our fiscal year will now end on December 31, rather than on the last Sunday in May. The report covering the transition period from May 28, 2001 through December 31, 2001 will be filed on Form 10K-T on or before March 31, 2002.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

      Dated:  January 7, 2001               DEAN HOLDING COMPANY



                                            By: /s/ Lisa N. Tyson
                                                --------------------------------
                                                    Lisa N. Tyson
                                                    Vice President and Assistant
                                                    General Counsel


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                                 EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
2.1               Agreement and Plan of Merger, dated as of April 4, 2001, among
                  Suiza Foods Corporation, Dean Foods Company and Blackhawk
                  Acquisition Corp. (filed as Exhibit 2.1 to the Registrant's
                  Quarterly Report on Form 10-Q for the quarterly period ended
                  February 25, 2001 and incorporated herein by reference).

2.2               Securities Exchange Agreement, dated December 21, 2001 Dean
                  Holding Company and Morningstar Foods, Inc.

99.1              Press Release dated as of December 21, 2001.